NutraGenecs I TechniChef NutraGenecs

Consulting Agreement & Non-Disclosure

Agreement made this day of March 1, 2018 , by and between:

NutraGenecs / Donna P. Henry

PO Box 588 or 579 FM 2840, Meridian, Tx. 76665

ph: 903-378-2423

(Consultant)

Rocky Mountain High Brands, Inc. / contact: Michael Welch

9101 LBJ Freeway, Suite 200, Dallas, TX 75243

ph: 972-833-1588

(Client)

Consultant is an independent contractor willing to provide certain skills and abilities that the Client has needs. In consideration of the mutual terms, conditions set forth, Client and Consultant agree as follows:

1.	Independent Contractor: The Client hereby employs the Consultant as an independent contractor, and the Consultant hereby accepts contract. The Consultant shall perform the Services on a "best efforts" basis. The Consultant may engage in other business activities. Consultant is an independent contractor and nothing contained in this Agreement shall be deemed or interpreted to constitute the Consultant as a partner, agent or an employee of the Client, nor shall either party have any authority to bind the other.

2.	Effective Date: The term of this Agreement shall commence as above. After the first thirty (30) days of the term,either party may, without cause, terminate this Agreement by giving twenty (20) business days written notice to the other, and Consultant shall return funds representing the unused portion of any prepayment within thirty (30) working days.

3.	Compensation: Client shall pay to Consultant in accordance with the terms set forth in Schedule " B or Quote " attached. Consultant will render invoice for services rendered net fifteen (15) business days. I f Client shall fail to pay for the services within the above time, Consultant shall be entitled to a service charge of 2 % per month on the unpaid balance. In the event the unpaid account is turned over for collection, Client shall be responsible for all Consultants' costs, services charges, and expenses (including reasonable attorneys' fees) associated with the collection, in addition to the unpaid balance.

4.	Services: Consultant agrees to perform the services listed in Schedule ''A" ("Services") below, Consultant shall devote such time, attention and energies as required to complete project.

5.	Other Terms and Conditions: Consultant shall notify the Client promptly of any expected delay in performance of services. However, Consultant shall not be liable for delays in performance beyond its reasonable control. Consultant agrees to perform the service with professional care, skill, and diligence in accordance with the standards and quality usually and customarily provided by Consultant to its client's.

6.	This Agreement between the parties and is intended as a complete and exclusive statement between the parties. No change, modification, or transfer of this Agreement shall be valid unless the change is communicated in writing and signed by both parties.

INTENDING TO BE LEGALLY BOUND, the parties hereto have caused this Agreement to be executed as of the date first above written.

PO Box 588 Meridian, Tx. 76665 I PHONE: 903-378-2423 I donna@nutragenecs.com

NutraGenecs I TechniChef

Payment

(a)	The Consultant will submit to the Client an invoice for Services performed and expenses incurred. The standard invoice terms shall be net upon receipt - 15 days after issuance, unless other arrangements have been made. Invoices will be sent through PayPal by email. Invoices can be paid via PayPal or by company check mailed. Invoices unpaid after 8 weeks from issuance shall accrue interest at the rate of 2% per month, from the date of issuance to the date payment is received

(b)	If Client Identifies any discrepancy, or dispute on a Consultant Invoice, the Client shall promptly notify Consultant of any disputed amounts and the parties will use their best efforts to resolve the dispute as promptly as possible

(c)	Consultant shall be responsible for payment of all taxes (federal, state, and local) that may be due upon its compensation

(d)	Client shall deposit with Consultant a retainer to secure payment for Services rendered by Consultant. In the event that any amount due to Consultant is not paid when due, then Consultant may deduct any such amount from the retainer and require that the retainer be restored before any further work for Client is done. Client may apply the retainer or portion thereof against amounts owed under the final invoice issued by Consultant, and the balance of the retainer, if any, shall be returned to the Client. In the event that all amounts due to Consultant are paid then the full amount of the deposit shall be refunded to the Client upon the expiration or termination of this Agreement

(e)	Consultant shall not be required to perform any work for Client when any amount due by the Client shall be in default.

This agreement for consulting services is approved by the signing of the client and consultant:

NutraGenecs / TechniChef

signature: /s/ Donna P. Henry

Date: 2.27.2018

(Consultant)

Rocky Mountain High Brands, Inc. / by Michael Welch, President & CEO

signature: /s/ Michael Welch

Date: 3.1.2018

(Client)

PO Box 588 Meridian, Tx. 76665 PHONE: 903-378-2423 donna@nutragenecs.com

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NutraGenecs I TechniChef

CONSULTING AGREEMENT

 Schedule " A" : Agreement and Non-Disclosure

This agreement for consulting services is between NutraGenecs (Consultant), RHHB (Client)

Services Client hereby agrees to utilize the Consultant to perform the following consulting services:

l.	Provide technical formulation expertise In the development or restructuring formulas to achieve particular attributes as requested. Information provided upon completion of project Includes: products / ingredients / processes Including formulation adjustments and/ or processes using Industrial Ingredients containing vendor,Ingredient, processing information if applicable, other development as requested. RHHB retains all rights to all information developed/adjusted through this agreement.

2.	See reduced rates on Quote attached, or normal rates on page 3 of document. Retainer to begin project is $1000 and wilI be deducted from the final invoice. The invoice will be emailed bl-weekly through PayPal. Should a credit be Involved it will be paid with the final Invoice. In this working partnership we will be working on products over a longer term, so the lab rates will be reduced to the rates per hour in the Quote provided. NutraGenecs will be responsible for the taxes on the Income.

Non-Disclosure Agreement

(Transfer Of Proprietary Information, Non-Disclosure And Confidentiality Agreement )

In its sole discretion, the Disclosing Party will provide to the Receiving Party certain confidential and proprietary information for the purpose of allowing the Receiving Party to evaluate its interest in accordance with the following terms and conditions: The parties agree as follows:

1.	"Confidential Information" shall mean all strategic & development plans, financial condition, business plans, co-developer identities, data, business records, customer lists, project records,market reports, employee lists and business manuals, policies and procedures, information processes,technologies or other Information disclosed by Disclosing Party or which the Receiving Party may have provided or has generated in accordance with this Agreement, and is not generally available to the public.

2	Nondisclosure Obligations. Receiving Party promises and agrees to receive and hold the Confidential Information in confidence.
A.	To protect and safeguard the Confidential Information against unauthorized use, publication or disclosure; not to use any of the Confidential Information except for the Business Purposes.
B.	Not to, directly or indirectly, in any way, reveal. report, publish, disclose. transfer or otherwise use any of the Confidential Information except as authorized by Disclosing Party in accordance with this agreement.

3.	Restrictions. The restrictions herein provided shall not apply with respect to "Confidential Information" which:
A.	Is known by the Receiving Party at the time of receipt; or becomes a part of the public domain without breach of this Agreement, or is legitimately obtained by the Receiving Party without a commitment of confidentiality from a third party. Or is disclosed pursuant to judicial action or government regulations.

11. Remedies . Receiving Party understands that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Disclosing Party irreparable harm. This Agreement shall be governed with the laws of the State of Texas.

5.	Term and Termination. This Agreement shall commence on the signed document date. Receiving Party's right to use the Confidential Information for Business Purposes shall continue in effect for the length of the project until Disclosing Party provides a written notice of termination of such right, whichever is first. This agreement may not be modified except In writing signed by each of the parties to the agreement.

This Non Disclosure supplements but does not replace the NDA agreement previously signed by the parties.

PO Box 588 I Meridian, Tx.. 76665 I PHONE: 903-378-2423 I donna@nutragenecs.com I

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CONSULTING AGREEMENT

Schedule " B": Consultant Compensation

The Consultant will provide the services to the Client as detailed in Schedule "A".

Retainer amount $1000 prepayment will be applied to final invoice amount or total (see paragraph under description of services) Expense amount $ _actual Incurred expenses/ or company will pre-arrange travel, accommodations, etc. If applicable.

The Client hires Consultant to do the work required and agrees to the following payment schedule:

The Consultant will perform the work for the Client, at the rate of _schedule B or Quote_ and for a total amount not to exceed the company-defined amount. The Consultant agrees not to surpass the maximum stated amount, except as provided that the Client and the Consultant mutually agree to modify the stated amount.

Client Changes:

Expenses

In the even t that Client changes, alters, or modifies any materials, documents or other work product prepared by Consultant , Consultant shall not be responsible or liable for the consequences on the part of the Client

The Client shall reimburse Consultant for all reasonable and necessary expenses, incurred in connection with the performance of the Services, such as travel, lodging, food or other expenses Incurred. All local travel (car) expenses will be reimbursed to Consultant at the rate of $0.50 per mile or current FDA rate. All travel time Incurred by Consultant will be reimbursed at of the hourly rate of $40 All other reimbursable expenses In excess of $_ $200_ will be subject to pre- approval, in writing via FAX or other method of transmission, by Client.

The following are the applicable Consultant rates and prices,unless an a greed upon rate for the entire project has be prearranged.

ACTIVITY	RATE	FEE
Initial Consulting (phone or local visit/ or lunch meeting)	No Charge	Mileage if applicable
On-site Consulting (visits, inspections, audits, process scale-up) (8 hours or less)	per day(plus travel & miles)	$600
Quality System / Audit Development (varies per situation complexity)	negotiable	Negotiable
Writing & research (development, formulations, specifications, msds)	per hour	$80
Product Development (laboratory, benchtop, equipment, analysis, etc.)	per hour	$85
labeling/ Ingredient Dec. (USDA/FDA/Retail/Industrial/FoodService)	per label	$100-$300
Food Law/ Nutritional Label (raw material system addition per ingred. extra)	per label (10 ing & less)	$300
Food Law/ Export documentation (ingredient statements USDA or FDA, sanitary, per shipment natural, conformance.)	per shipment	Product dependent
General Computer usage/ phone time (samples, etc.)	per hour	$60
Sensory Analysis (consumer varied site testing,120 people, analysis & reports)	per daily testing event	$10,000
Other Sensory dependent upon type of testing and location.
Out of pocket expenses (Supplies and outside Analytical Services)	actual	Actual

PO Box 588 I Meridian, Tx.. 76665 I PHONE: 903-378-2423 I donna@nutragenecs.com I

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